Exhibit 10(c)(8)
                              EMPLOYMENT AGREEMENT
                              --------------------


         This Agreement made this 21st day of July, 1994, by and between Lawson Products, Inc., a corporation organized and existing under the Laws of the state of Delaware hereinafter called the "Company" of one part, and of Roger F. Cannon of Rolling Meadows, Illinois hereinafter called "Cannon" of the other part.

         WITNESSETH:

         Whereas, due to the uncertainty of life and understandable desire of Cannon to provide as best he can for the future security of himself and his family and, therefore, to put into writing for the permanent record various matters which heretofore have been unwritten but understood between the Company and Cannon.

         Now, therefore, it is agreed that:

         A. Whereas Cannon has been affiliated with the Company since March 17, 1975 in various capacities, and now occupies the position of Vice President of Field Sales Central, encompassing but not limited to Western, Central, Southeastern States, Southwestern States, Hawaii, Alaska and Puerto Rico, with all the rights and privileges appertaining to such position and it is agreed that Cannon shall report directly to Hugh Allen, Executive Vice President of Sales/Marketing, and that all areas involved shall be subject to change at any time the Company may so require as warranted by conditions.

         B. During his employment Cannon shall actively devote the whole of his time, as required by the Company, to the business of the Company, and shall use his best efforts and endeavor to promote the interest and welfare of the Company at all times.

         C. Cannon shall at all times conduct himself in a manner reflecting credit upon himself and the Company and he will refrain from any conduct which would cause disparagement of himself or the Company.

         D. He will not during his employment, and for a period of one (1) year, after the termination of his employment, discuss with any person whatsoever, any information relating to the Company or its customers or any trade secrets of which he shall become possessed while acting for the Company in any capacity.

         E. He will not, during the period referred to in D, without the written permission of the Board of Directors, directly or indirectly, individually or in a combination with others with respect to any other company carrying on a business similar to that of the Company or its parent or any direct or indirect subsidiary of the parent ("Affiliated Company"):

                  (a) Hold or deal in the shares of any such company whic is privately owned, or

                  (b) Hold or deal in (except for investment purposes only, and not to the extent in the aggregate of a controlling interest) the shares of any such company which is publicly owned.

         F. The basis of compensation shall be $163,100.00 annually as of this writing, and thereafter as determined by the Company subject to such increases being permissible under the existing laws and regulations.

         G. Cannon covenants that during and within one (1) year following termination of his employment for whatever reason he will not directly or indirectly, carry on for himself or be associated in any capacity with any business, whether it be corporation, partnership, or individual operation, which business competes with that of the Company or any Affiliated Company, with respect to the products handled or the customers sold or both and he will not engage in any activities which will be detrimental or contrary to the best interests of the Company or any Affiliated Company.

         These hereinabove covenants (A through G, inclusive) are of the essence of this Agreement and the breach of any or all shall give rise to a cause of action or defense, either in law or equity, for the aggrieved party, and for immediate termination of employment.

         Cannon further covenants and agrees that, in the event of a break or violation of his part of the above covenants, a suit in equity may be instituted to obtain an injunction and that a temporary restraining order or injunction may be granted immediately upon the commencement of any such suit without notice. The remedy is in addition to any other remedies, legal or equitable, available to the Company.

         Each party shall be entitled to two (2) years notice by registered or certified mail directed to the regular mailing address in the event termination shall be required by either party, except that in the event of breach by Cannon of any of the covenants, A to G, inclusive, advance notice of termination by the Company shall not be required.

         In addition, Cannon is to receive a paid vacation of four weeks annually, plus the following additional benefits as presently in effect; Hospitalization and Major Medical, Long Term Disability, Profit Sharing and a Life Insurance Policy in the amount of $50,000 with Double Indemnity. He will continue to be a participant under the Employee's Profit Sharing Plan and also he shall participate in the stock option program in the future. In addition, an Accidental Death Policy is carried by the Company whereby the sum of $300,000.00 is paid to the family of Cannon in the event of accidental death. This coverage will continue as long as this Accident Policy is carried by the Company.

         This is a contract for personal services and in the event Cannon shall become incapacitated, in accordance with the terms of his Long Term Disability Policy provided by the Company, and unable to perform his normal duties and it becomes necessary to have another man act in the place of Cannon, Cannon shall be paid 100% of his salary for a period not to exceed six (6) months and one-half of his salary for the ensuing two and one-half (2 1/2) years. In every instance, under this Agreement, the amounts payable under the Long Term Disability Policy are to be applied as credits for the Company against the amounts to be received by Cannon whether for a short term or a long term incapacity.

         In the event Cannon should suffer a premature demise while in the employ of the Company, and prior to his having given notice of termination of services, as provided above, Lawson Products, Inc. will continue to pay his designated beneficiary, or if none, to the personal representative of his estate, an amount equal to one-half (1/2) his annual salary for a period of one
(1) year, in equal semi-monthly installments, payable on the 10th and 25th respectively. This additional payment is agreed to in consideration of the services rendered over and above that which is called for in the ordinary performance of one's duties, and for which Cannon has not been and will not be compensated for during his lifetime, and the Company makes this provision for payment covering such services.

         The Agreement constitutes and expresses the whole agreement of said parties hereto in reference to any employment of Cannon by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned, in reference to such employment - - all representations and understandings relative hereto having been merged herein.

         This Agreement is to be construed in accordance with the Laws of the State of Illinois and severable; and, in the event any portion of it is or shall be deemed invalid or unenforceable in any State, such invalidity or lack of enforceability shall not render the remaining portion of this Agreement invalid or unenforceable in said State or elsewhere.

         In witness whereof the parties have hereto set their hands and seals the day and year first herein above written.

                                                     LAWSON PRODUCTS, INC.


                                                     By:      /s/Hugh L. Allen

                                                     /s/Roger F. Cannon
                                                     Roger F. Cannon
ATTEST: